Exhibit 99.1
Argan, Inc. Sells the Assets of Vitarich Laboratories, Inc. to NBTY Florida, Inc.
March 14, 2011 — Rockville, MD — Argan, Inc. (NYSE AMEX: AGX) today announced that it has sold substantially all of the assets of Vitarich Laboratories, Inc. (VLI), a wholly-owned subsidiary of Argan to NBTY Florida, Inc. (NFI).
Under the Agreement, NFI made an initial closing payment of $800,000 and placed $2.3 million in escrow whose payment is subject to collection of certain accounts receivable by June 30, 2011 and the sale, use or consumption of inventory prior to December 12, 2011. The Agreement also provides for NFI to assume responsibility for payment of certain trade payables and accrued expenses of VLI.
About Argan, Inc.
Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power and solar. Argan also owns Southern Maryland Cable, Inc.
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact: Rainer Bosselmann 301.315.0027	Investor Relations Contact: Arthur Trudel 301.315.9467